Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release April 30, 2024

TFS FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER EARNINGS
Quarter Reflects Portfolio Strength; Expense Management
(Cleveland, OH - April 30, 2024) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and six months ended March 31, 2024.
“We continue to follow the same philosophy my parents did when they started Third Federal more than 85 years ago – structuring the company to survive and thrive in any economic scenario,” said Chairman and CEO Marc A. Stefanski. “Our tier 1 capital ratio is nearly 11 percent. We don’t have commercial loans in our portfolio. It consists of single-family, owner-occupied mortgages with an average credit score of 762 and only 0.19 percent in total delinquencies. Our strong retail deposit base is nearly 100 percent FDIC insured, and deposits have grown $500 million the first six months of the fiscal year. In an effort to offset the challenging rate environment, we are effectively managing both our cost of funds and our expense-to-assets, currently at 1.20 percent, to ensure that Third Federal remains strong, stable, and safe.”
The Company reported net income of $20.7 million for the quarter ended March 31, 2024, consistent with $20.7 million of net income for the quarter ended December 31, 2023. Changes of note included an increase in net interest income offset by an increase in non-interest expenses.
Net interest income increased $2.3 million, or 3%, to $71.4 million for the quarter ended March 31, 2024 from $69.1 million for the quarter ended December 31, 2023. Interest income was higher due to an increase in the average balance and yield of interest-earning cash equivalents and an increase in total yield on loans. The interest rate spread was 1.43% for the quarter ended March 31, 2024 compared to 1.39% for the quarter ended December 31, 2023. The net interest margin was 1.71% for the quarter ended March 31, 2024 compared to 1.68% for the prior quarter.
During each of the quarters ended March 31, 2024 and December 31, 2023, there was a $1.0 million release of provision for credit losses. Recoveries of loan amounts previously charged off and low levels of current loan charge-offs resulted in the release of provision. Net recoveries were $1.3 million for the quarter ended March 31, 2024 compared to $1.0 million for the previous quarter. The total allowance for credit losses increased $0.3 million during the quarter ended March 31, 2024 to $94.8 million, or 0.63% of total loans receivable, from $94.6 million, or 0.62% of total loans receivable, at December 31, 2023. The increase was mainly due to an increase in the liability for unfunded commitments. This change was partially offset by a decrease in the provision for losses on loans, resulting from a decrease in the balance of loans held for investment. The total allowance for credit losses included a liability for unfunded commitments of $26.7 million and $25.5 million at March 31, 2024 and December 31, 2023, respectively.
Total non-interest expenses increased $1.9 million, or 4%, to $52.2 million for the quarter ended March 31, 2024, from $50.3 million for the quarter ended December 31, 2023. The increase was primarily due to a $0.7 million increase in marketing costs, but also included increases of $0.4 million in salaries and employee benefits, $0.5 million in office property, equipment and software, and $0.2 million in federal insurance premium and assessments.
Total assets decreased by $36.6 million, or less than 1%, to $17.02 billion at March 31, 2024 from $17.05 billion at December 31, 2023. The decrease was mainly due to a decrease in loans held for investment and Federal Home Loan Bank ("FHLB") stock partially offset by an increase in cash and cash equivalents.
Cash and cash equivalents increased $42.6 million, or 8%, to $594.3 million at March 31, 2024 from $551.8 million at December 31, 2023 due to normal fluctuations and liquidity management.
FHLB stock decreased $14.3 million to $240.4 million at March 31, 2024 from $254.7 million at December 31, 2023. The decrease is a result of stock redemptions by the FHLB. The FHLB has collateral requirements on funds borrowed that dictate the minimum amount of stock owned at any given time.
Loans held for investment, net of allowance and deferred loan expenses, decreased $57.6 million, or less than 1%, to $15.15 billion at March 31, 2024 from $15.21 billion at December 31, 2023. During the quarter ended March 31, 2024, residential core mortgage loans decreased $178.7 million and the home equity loans and lines of credit portfolio increased
$121.9 million. Repayments and sales of residential mortgage loans held for investment outpaced originations during the quarter ended March 31, 2024. The volume of mortgage loan originations remains lower due to a relatively high interest rate environment, resulting in minimal refinance activity.

Compared to December 31, 2023, deposits increased by $14.6 million to $9.94 billion at March 31, 2024, consisting of a $412.6 million increase in retail certificates of deposit ("CDs"), and decreases of $223.3 million in brokered CDs, $95.3 million in savings accounts, $41.3 million in money market deposit accounts, and $39.6 million in checking accounts.
Borrowed funds decreased $75.1 million to $4.96 billion at March 31, 2024 from $5.03 billion at December 31, 2023, as maturing borrowings were paid off with cash and partially replaced with retail deposits.
Fiscal Year-To-Date 2024
The Company reported net income of $41.4 million for the six months ended March 31, 2024 compared to net income of $38.1 million for the six months ended March 31, 2023. The $3.3 million increase was mainly due to an increase in non-interest income and a decrease in non-interest expenses, partially offset by a decrease in net interest income.
Net interest income decreased by $4.0 million, or 3%, to $140.5 million for the six months ended March 31, 2024 compared to $144.4 million for the six months ended March 31, 2023. The decrease was primarily due to a change in deposit mix, along with growth in the CD portfolio and repricing of existing CDs. This was partially offset by an increase in the average balance and yield of total interest-earning assets. The interest rate spread was 1.40% for the six months ended March 31, 2024, a 26 basis point decrease from 1.66% for the six months ended March 31, 2023. The net interest margin was 1.70% for the six months ended March 31, 2024 compared to 1.86% for the prior year period.
During each of the six months ended March 31, 2024 and March 31, 2023, there was a $2.0 million release of provision for credit losses. Net loan recoveries totaled $2.3 million for the six months ended March 31, 2024 and $2.9 million for the same period in the prior year.
The total allowance for credit losses at March 31, 2024 was $94.8 million, or 0.63% of total loans receivable, compared to $104.8 million, or 0.69% of total loans receivable, at September 30, 2023. The decrease was almost entirely due to the adoption of recently issued accounting guidance related to the accounting for troubled debt restructurings, which resulted in a $10.2 million reduction to the allowance and a $7.9 million adjustment to retained earnings, net of tax. The allowance for credit losses included $26.7 million and $27.5 million in liabilities for unfunded commitments at March 31, 2024 and September 30, 2023, respectively. Total loan delinquencies increased $5.0 million to $28.4 million, or 0.19% of total loans receivable, at March 31, 2024 from $23.4 million, or 0.16% of total loans receivable, at September 30, 2023. Non-accrual loans increased $3.4 million to $35.3 million, or 0.23% of total loans receivable, at March 31, 2024 from $31.9 million, or 0.21% of total loans receivable, at September 30, 2023.
Total non-interest income increased $1.5 million, or 14%, to $12.0 million for the six months ended March 31, 2024 from $10.5 million for the six months ended March 31, 2023. The increase was mainly due to a $1.0 million increase in income and death benefits from life insurance contracts. Additionally, there was a $0.5 million increase in other non-interest income that primarily related to changes in fair value on commitments to originate mortgage loans.
Total non-interest expenses decreased $6.3 million, or 6%, to $102.5 million for the six months ended March 31, 2024, from $108.8 million for the six months ended March 31, 2023 and included decreases of $4.9 million in marketing costs and $4.2 million in salaries and employee benefits, partially offset by increases of $1.6 million in federal ("FDIC") insurance premiums, $0.7 million in other operating expenses and $0.5 million in office property, equipment and software expenses. The decrease in salaries and employee benefits is primarily related to decreases in staffing and accruals for discretionary incentive payments. FDIC premiums increased due to growth in deposits and a two basis point increase in FDIC assessment rates that went into effect on January 1, 2023. The increase in other operating expenses was mainly due to increases in loan subsidy and down payment assistance programs. These programs expand opportunities for borrowers, particularly those working with our community housing partners, to obtain home financing.
Total assets increased by $99.2 million, or 1%, to $17.02 billion at March 31, 2024 from $16.92 billion at September 30, 2023. The increase was mainly the result of an increases in cash and cash equivalents partially offset by a decrease in loans held for investment.
Cash and cash equivalents increased $127.6 million, or 27%, to $594.3 million at March 31, 2024 from $466.7 million at September 30, 2023 due to normal fluctuations and liquidity management.
Loans held for investment, net of allowance and deferred loan expenses, decreased $16.1 million, or less than 1%, to $15.15 billion at March 31, 2024 from $15.17 billion at September 30, 2023. The residential mortgage loan portfolio decreased $307.4 million, to $11.77 billion, and home equity loans and lines of credit increased $289.1 million, to $3.32 billion. Loans originated and purchased during the six months ended March 31, 2024 included $408.8 million of residential mortgage loans and $915.4 million of equity loans and lines of credit compared to $821.9 million of residential mortgage loans and $720.0 million of equity loans and lines of credit originated or purchased during the six months ended March 31, 2023. The decrease in mortgage loan originations was primarily due to a relatively high interest rate environment, resulting in minimal refinance activity. New mortgage loans included 93% purchases and 24% adjustable rate loans during the six months ended March 31, 2024. There were $115.4 million of long-term fixed-rate mortgage loans sold during the six months ended March 31, 2024.
Deposits increased $485.8 million, or 5%, to $9.94 billion at March 31, 2024 from $9.45 billion at September 30, 2023. The increase was the result of an $868.4 million increase in certificates of deposit, partially offset by a $194.2 million decrease in savings accounts, a $106.6 million decrease in money market deposit accounts and a $92.3 million decrease in checking accounts. There were $1.26 billion in brokered deposits at March 31, 2024 compared to $1.16 billion at September 30, 2023. At March 31, 2024, brokered deposits included $725.0 million of three-month certificates of deposit accounts, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.0 years.
Borrowed funds decreased $318.2 million, or 6%, to $4.96 billion at March 31, 2024 from $5.27 billion at September 30, 2023. The decrease was primarily due to borrowings paid off at maturity. The total balance of borrowed funds at March 31, 2024, all from the FHLB, included $1.83 billion of term advances with a weighted average maturity of approximately 2.2 years, and $3.10 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.4 years. Additional borrowing capacity at the FHLB was $1.88 billion at March 31, 2024, available for terms less than one year.
Total shareholders' equity decreased $19.9 million, or 1%, to $1.91 billion at March 31, 2024 from $1.93 billion at September 30, 2023. Activity reflects $41.4 million of net income, a $7.9 million adjustment to retained earnings related to a change in accounting principle described above with respect to changes in the allowance for credit losses, a $42.8 million net decrease in accumulated other comprehensive income, dividends paid of $29.4 million and net positive adjustments of $3.0 million related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income is primarily due to a net decrease in unrealized gains and losses on swap contracts. There were no stock repurchases during the six months ended March 31, 2024. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,191,951 shares authorized for repurchase at March 31, 2024.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the quarters in fiscal year 2024. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 11, 2023 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 11, 2024), including a total of up to $0.565 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past ten years under Federal Reserve regulations and for each of those ten years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At March 31, 2024 all of the Company's capital ratios substantially exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.72%, its Common Equity Tier 1 and Tier 1 ratios were each 19.05% and its total capital ratio was 19.78%.
Presentation slides as of March 31, 2024 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning May 1, 2024. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 26 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, four lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of March 31, 2024, the Company’s assets totaled $17.02 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	our ability to retain key employees;
●	civil unrest;
●	cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and
●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2024	December 31, 2023	September 30, 2023
ASSETS
Cash and due from banks	$27,381	$45,858	$29,134
Other interest-earning cash equivalents	566,953	505,910	437,612
Cash and cash equivalents	594,334	551,768	466,746
Investment securities available for sale	520,172	525,175	508,324
Mortgage loans held for sale	9,698	1,095	3,260
Loans held for investment, net:
Mortgage loans	15,152,032	15,210,653	15,177,844
Other loans	4,709	4,811	4,411
Deferred loan expenses, net	61,047	60,862	60,807
Allowance for credit losses on loans	(68,169)	(69,084)	(77,315)
Loans, net	15,149,619	15,207,242	15,165,747
Mortgage loan servicing rights, net	7,547	7,634	7,400
Federal Home Loan Bank stock, at cost	240,365	254,700	247,098
Real estate owned, net	230	1,070	1,444
Premises, equipment, and software, net	33,885	34,209	34,708
Accrued interest receivable	56,887	55,614	53,910
Bank owned life insurance contracts	313,458	311,848	312,072
Other assets	90,955	103,436	117,270
TOTAL ASSETS	$17,017,150	$17,053,791	$16,917,979
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,935,631	$9,921,056	$9,449,820
Borrowed funds	4,955,438	5,030,561	5,273,637
Borrowers’ advances for insurance and taxes	99,492	109,093	124,417
Principal, interest, and related escrow owed on loans serviced	25,946	29,204	29,811
Accrued expenses and other liabilities	93,146	97,150	112,933
Total liabilities	15,109,653	15,187,064	14,990,618
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,751,960	1,750,440	1,755,027
Treasury stock, at cost	(772,195)	(772,195)	(776,101)
Unallocated ESOP shares	(24,917)	(26,000)	(27,084)
Retained earnings—substantially restricted	906,908	900,973	886,984
Accumulated other comprehensive income	42,418	10,186	85,212
Total shareholders’ equity	1,907,497	1,866,727	1,927,361
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,017,150	$17,053,791	$16,917,979

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$162,970	$162,035	$154,763	$144,347	$136,835
Investment securities available for sale	4,476	4,395	4,141	3,712	3,455
Other interest and dividend earning assets	16,047	10,729	9,836	8,598	7,262
Total interest and dividend income	183,493	177,159	168,740	156,657	147,552
INTEREST EXPENSE:
Deposits	72,685	64,326	55,565	48,905	39,876
Borrowed funds	39,430	43,741	42,812	38,973	38,408
Total interest expense	112,115	108,067	98,377	87,878	78,284
NET INTEREST INCOME	71,378	69,092	70,363	68,779	69,268
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,000)	(1,000)	500	—	(1,000)
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	72,378	70,092	69,863	68,779	70,268
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,845	1,748	2,061	1,919	1,924
Net gain (loss) on the sale of loans	442	481	(119)	21	579
Increase in and death benefits from bank owned life insurance contracts	2,193	3,191	2,204	2,790	2,123
Other	1,242	895	954	1,113	703
Total non-interest income	5,722	6,315	5,100	5,843	5,329
NON-INTEREST EXPENSE:
Salaries and employee benefits	27,501	27,116	28,660	25,332	30,390
Marketing services	5,099	4,431	3,881	7,023	6,671
Office property, equipment and software	7,303	6,845	6,886	7,246	6,802
Federal insurance premium and assessments	4,013	3,778	3,629	3,574	3,488
State franchise tax	1,238	1,176	1,185	1,230	1,268
Other expenses	7,044	6,931	7,243	8,472	6,955
Total non-interest expense	52,198	50,277	51,484	52,877	55,574
INCOME BEFORE INCOME TAXES	25,902	26,130	23,479	21,745	20,023
INCOME TAX EXPENSE	5,189	5,423	3,933	4,142	4,115
NET INCOME	$20,713	$20,707	$19,546	$17,603	$15,908
Earnings per share - basic and diluted	$0.07	$0.07	$0.07	$0.06	$0.06
Weighted average shares outstanding
Basic	278,183,041	277,841,526	277,589,775	277,472,312	277,361,293
Diluted	279,046,837	279,001,898	278,826,441	278,590,810	278,499,145

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Six Months Ended
	March 31,
	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$325,005	$266,500
Investment securities available for sale	8,871	6,517
Other interest and dividend earning assets	26,776	13,505
Total interest and dividend income	360,652	286,522
INTEREST EXPENSE:
Deposits	137,011	69,731
Borrowed funds	83,171	72,366
Total interest expense	220,182	142,097
NET INTEREST INCOME	140,470	144,425
PROVISION (RELEASE) FOR CREDIT LOSSES	(2,000)	(2,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	142,470	146,425
NON-INTEREST INCOME:
Fees and service charges, net of amortization	3,593	3,860
Net gain on the sale of loans	923	596
Increase in and death benefits from bank owned life insurance contracts	5,384	4,361
Other	2,137	1,669
Total non-interest income	12,037	10,486
NON-INTEREST EXPENSE:
Salaries and employee benefits	54,617	58,793
Marketing services	9,530	14,384
Office property, equipment and software	14,148	13,602
Federal insurance premium and assessments	7,791	6,249
State franchise tax	2,414	2,476
Other expenses	13,975	13,264
Total non-interest expense	102,475	108,768
INCOME BEFORE INCOME TAXES	52,032	48,143
INCOME TAX EXPENSE	10,612	10,042
NET INCOME	$41,420	$38,101
Earnings per share - basic and diluted	$0.15	$0.13
Weighted average shares outstanding
Basic	278,011,351	277,340,877
Diluted	279,019,468	278,472,705

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$720,657	$9,919	5.51%	$398,506	$5,124	5.14%	$350,437	$3,947	4.51%
Investment securities	72,091	907	5.03%	64,778	850	5.25%	3,649	11	1.21%
Mortgage-backed securities	448,653	3,569	3.18%	444,411	3,545	3.19%	475,902	3,444	2.89%
Loans (2)	15,163,185	162,970	4.30%	15,232,349	162,035	4.26%	14,517,771	136,835	3.77%
Federal Home Loan Bank stock	244,560	6,128	10.02%	270,540	5,605	8.29%	230,496	3,315	5.75%
Total interest-earning assets	16,649,146	183,493	4.41%	16,410,584	177,159	4.32%	15,578,255	147,552	3.79%
Noninterest-earning assets	505,145			553,461			527,935
Total assets	$17,154,291			$16,964,045			$16,106,190
Interest-bearing liabilities:
Checking accounts	$887,584	98	0.04%	$937,817	118	0.05%	$1,128,560	2,229	0.79%
Savings accounts	1,561,331	5,598	1.43%	1,721,466	6,912	1.61%	1,668,115	5,028	1.21%
Certificates of deposit	7,548,314	66,989	3.55%	6,847,482	57,296	3.35%	6,110,460	32,619	2.14%
Borrowed funds	5,033,253	39,430	3.13%	5,228,239	43,741	3.35%	5,112,767	38,408	3.00%
Total interest-bearing liabilities	15,030,482	112,115	2.98%	14,735,004	108,067	2.93%	14,019,902	78,284	2.23%
Noninterest-bearing liabilities	212,206			278,801			209,161
Total liabilities	15,242,688			15,013,805			14,229,063
Shareholders’ equity	1,911,603			1,950,240			1,877,127
Total liabilities and shareholders’ equity	$17,154,291			$16,964,045			$16,106,190
Net interest income		$71,378			$69,092			$69,268
Interest rate spread (1)(3)			1.43%			1.39%			1.56%
Net interest-earning assets (4)	$1,618,664			$1,675,580			$1,558,353
Net interest margin (1)(5)		1.71%			1.68%			1.78%
Average interest-earning assets to average interest-bearing liabilities	110.77%			111.37%			111.12%
Selected performance ratios:
Return on average assets (1)		0.48%			0.49%			0.40%
Return on average equity (1)		4.33%			4.25%			3.39%
Average equity to average assets		11.14%			11.50%			11.65%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended			Six Months Ended
	March 31, 2024			March 31, 2023
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$559,581	$15,043	5.38%	$352,325	$7,196	4.08%
Investment securities	68,435	1,757	5.13%	3,634	22	1.21%
Mortgage-backed securities	446,532	7,114	3.19%	469,933	6,495	2.76%
Loans (1)	15,197,767	325,005	4.28%	14,457,228	266,500	3.69%
Federal Home Loan Bank stock	257,550	11,733	9.11%	224,889	6,309	5.61%
Total interest-earning assets	16,529,865	360,652	4.36%	15,508,009	286,522	3.70%
Noninterest-earning assets	529,303			506,658
Total assets	$17,059,168			$16,014,667
Interest-bearing liabilities:
Checking accounts	$912,701	216	0.05%	$1,156,728	4,639	0.80%
Savings accounts	1,641,398	12,510	1.52%	1,717,235	8,735	1.02%
Certificates of deposit	7,197,898	124,285	3.45%	6,041,692	56,357	1.87%
Borrowed funds	5,130,746	83,171	3.24%	4,992,956	72,366	2.90%
Total interest-bearing liabilities	14,882,743	220,182	2.96%	13,908,611	142,097	2.04%
Noninterest-bearing liabilities	245,503			233,257
Total liabilities	15,128,246			14,141,868
Shareholders’ equity	1,930,922			1,872,799
Total liabilities and shareholders’ equity	$17,059,168			$16,014,667
Net interest income		$140,470			$144,425
Interest rate spread (1)(2)			1.40%			1.66%
Net interest-earning assets (3)	$1,647,122			$1,599,398
Net interest margin (1)(4)		1.70%			1.86%
Average interest-earning assets to average interest-bearing liabilities	111.07%			111.50%
Selected performance ratios:
Return on average assets (1)		0.49%			0.48%
Return on average equity (1)		4.29%			4.07%
Average equity to average assets		11.32%			11.69%

(1)Annualized
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.